Exhibit 99.1

Corporate Headquarters 96 South George Street York, Pennsylvania 17401 U.S.A. www.glatfelter.com

For Immediate Release	Contacts:
	Investors:	Media:
	John P. Jacunski	William T. Yanavitch
	(717) 225-2794	(717) 225-2747

GLATFELTER REPORTS EARNINGS FOR FULL YEAR AND FOURTH QUARTER 2012

– Full year adjusted EPS increased 24 percent –

– Fourth quarter results impacted by higher professional services costs, a higher tax rate and European weakness –

YORK, Pennsylvania – February 7, 2013 – Glatfelter (NYSE: GLT) today reported 2012 full year adjusted earnings per diluted share of $1.25 (GAAP $1.36) compared with $1.01 per diluted share in 2011 (GAAP $0.93). For the 2012 fourth quarter Glatfelter reported adjusted earnings of $11.2 million, or $0.26 per diluted share, compared with $14.2 million, or $0.32 per diluted share, in the 2011 fourth quarter. On a GAAP basis, fourth quarter 2012 net income totaled $7.0 million, or $0.16 per diluted share, compared with $9.7 million, or $0.22 per diluted share, in the fourth quarter of 2011. The fourth quarter 2012 results were adversely impacted by costs related to strategic initiatives and a trial in December for the Fox River matter, a higher tax rate and the impact of weaker economic conditions in Europe, each in nearly equal proportions.

Consolidated net sales in the fourth quarter of 2012 totaled $391.4 million compared with $391.9 million in the fourth quarter of 2011, however unfavorable foreign currency translation of $3.8 million adversely impacted the comparison. On a constant currency basis, net sales were slightly higher.

“While 2012 was another successful year for Glatfelter and our shareholders, fourth quarter earnings were weaker than we expected due to higher professional services costs and taxes as well as sluggish European markets. In particular, the Composite Fibers business unit was impacted by the persistently soft economic environment in Europe and customer inventory reductions,” said Dante C. Parrini, chairman and chief executive officer. “On a more positive note, we are very pleased with both the continued progress of our Advanced Airlaid Materials business, which grew quarterly operating profit by 30 percent, and by another solid quarter from Specialty Papers, where shipments increased nearly 7 percent and again outperformed the broader uncoated free sheet market.”

Parrini continued, “During 2012, we saw substantial profit increases of 17 percent for Specialty Papers and 34 percent for Advanced Airlaid Materials, which, when combined with the benefits from our debt refinancing and share repurchase programs, drove a 24 percent increase in adjusted earnings per share. We also generated substantial free cash flow of $77 million. As we look out into 2013, we believe that customer inventory reduction programs have largely run their course, which should have a positive impact on our Composite Fibers business. Although there remains continuing economic uncertainty and potential volatility, we believe we are well positioned to again deliver improved earnings and healthy free cash flow.”

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Glatfelter Reports Fourth Quarter 2012 Results	page 2

The following table sets forth a reconciliation of net income on a GAAP basis to adjusted earnings:

	For the three months ended December 31
	2012		2011
In thousands, except per share	After tax income	Diluted EPS	After tax income	Diluted EPS
Net income	$6,970	$0.16	$9,741	$0.22
Early redemption of $200 million 7.125% bonds(1)	4,784	0.11	—	—
Conversion of Alternative fuel mixture/Cellulosic biofuel credits	309	0.01	—	—
Timberland sales and related costs(2)	(834)	(0.02)	(2,266)	(0.05)
Early redemption of $100 million 7.125% bonds(1)	—	—	6,065	0.14
Charge for workforce efficiencies(3)	—	—	652	0.01

Adjusted earnings	$11,229	$0.26	$14,192	$0.32

The sum of individual per share amounts set forth above may not agree to adjusted earnings per share due to rounding.

1.	Represents the after-tax costs related to debt refinancing in 2012 and the redemption of $100 million bonds in 2011 including debt redemption premiums and the write-off of unamortized original issue discount and deferred debt issue costs.
2.	Represents after-tax gains on timberland sales, and the release of tax reserves on timberland sales, net of costs in 2011 to unwind a sale previously accounted for as an installment sale.
3.	Represents severance costs for the elimination of 60 positions at the Chillicothe, OH facility.

Fourth Quarter Business Unit Results

Specialty Papers

	For the three months ended December 31
Dollars in thousands	2012	2011	Change
Tons shipped	202,099	189,544	12,555	6.6%
Net sales	$224,241	$212,506	$11,735	5.5%
Energy and related sales, net	1,642	1,457	185	12.7%
Operating income	17,940	18,228	(288)	(1.6)%
Operating margin	8.0%	8.6%

On a year-over-year basis, Specialty Papers’ net sales increased $11.7 million, or 5.5 percent, primarily due to a 6.6 percent increase in shipping volumes. Average selling prices were $0.4 million lower in the comparison to the fourth quarter of 2011. Specialty Papers grew shipments, again outperforming the broader uncoated free sheet market, which declined 2.9 percent.

Specialty Papers’ 2012 fourth quarter operating income totaled $17.9 million, slightly lower than the same quarter of 2011. Operating income in the fourth quarter of 2012 benefited by $1.7 million of lower input costs and $1.4 million from a LIFO inventory valuation adjustment, but these factors were offset by higher maintenance and other cost inflation.

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Glatfelter Reports Fourth Quarter 2012 Results	page 3

Composite Fibers

	For the three months ended December 31
Dollars in thousands	2012	2011	Change
Tons shipped	21,070	23,363	(2,293)	(9.8)%
Net sales	$105,330	$119,571	$(14,241)	(11.9)%
Operating income	6,946	9,058	(2,112)	(23.3)%
Operating margin	6.6%	7.6%

Composite Fibers’ net sales decreased $14.2 million, or 11.9 percent, due to lower shipping volumes, which were driven by softer demand caused by customer inventory de-stocking and weak economic conditions in Europe. In addition, foreign currency translation and lower average selling prices adversely affected the comparison to the year-earlier quarter by $2.4 million and $0.8 million, respectively.

Fourth quarter 2012 operating income decreased $2.1 million, or 23.3 percent, primarily due to lower shipping volumes. Lower raw material and energy costs benefited results by $0.8 million. Unfavorable foreign currency translation impacted operating income by $0.4 million in the year-over-year comparison.

The Company’s facility in Scäer, France incurred substantial downtime as a result of the previously reported fire at the mill in October. All customer orders were fulfilled by shipping products on hand or by utilizing assets at the business unit’s other facilities. The total cost of the fire incurred in the fourth quarter was $3.9 million which was offset by expected insurance recoveries, net of deductibles, of which $0.8 million was received in 2012 and the remainder is expected to be received in 2013.

Advanced Airlaid Materials

	For the three months ended December 31
Dollars in thousands	2012	2011	Change
Tons shipped	22,444	21,075	1,369	6.5%
Net sales	$61,817	$59,828	$1,989	3.3%
Operating income	4,971	3,812	1,159	30.4%
Operating margin	8.0%	6.4%

On a year-over-year basis, Advanced Airlaid Materials’ net sales increased $2.0 million, or 3.3 percent, primarily due to increased shipping volumes, partially offset by $1.4 million from the unfavorable impact from foreign currency translation on net sales and $0.8 million from lower average selling prices. Shipping volumes increased 6.5 percent in the comparison.

Fourth quarter 2012 operating income increased $1.2 million, or 30.4 percent, compared with the year-ago quarter primarily due to a $2.5 million benefit from lower raw material and energy costs partially offset by higher operating costs and a net $0.8 million unfavorable impact of foreign currency translation.

Other Financial Information

On October 3, 2012, we completed an offering of $250.0 million of 5.375 percent Senior Notes due 2020. The net proceeds were used to tender and call $200.0 million aggregate principal amount of our outstanding 7.125 percent notes due November 2016, plus the payment of the applicable redemption premium and accrued interest, repay amounts outstanding under our revolving credit facility, to pay fees related to the offering and for general corporate purposes. We redeemed the 7.125 percent notes at 102.375 percent of par together with a $0.4 million consent fee related to tendering the notes. The total $5.1 million cost incurred to redeem the notes is reported under the caption “Non-operating income (expenses) – other-net” in the accompanying 2012 consolidated statements of income.

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Glatfelter Reports Fourth Quarter 2012 Results	page 4

The amount of net operating expenses included in adjusted earnings and not allocated to a business unit increased $2.7 million and totaled $9.4 million in the fourth quarter of 2012 compared with expenses of $6.7 million in the fourth quarter of 2011. The increase was primarily due to $1.8 million of higher costs related certain strategic initiatives, $0.6 million of higher legal fees related to a December 2012 trial in the on-going Fox River environmental matter and $0.7 million of higher pension expense. Pension expense totaled $3.0 million and $2.3 million for the fourth quarters of 2012 and 2011, respectively. Since the Company’s qualified plan remains overfunded, a cash contribution is not expected to be made in 2013.

Interest expense totaled $6.1 million and $12.4 million in the fourth quarter of 2012 and 2011, respectively. As a result of the refinancing activity described above and the redemption of $100.0 million of 7.125 percent bonds at the end of 2011, reported interest expense for each quarter included the write-off of unamortized debt issuance fees of $1.9 million and $5.9 million, respectively.

The Company completed the sale of 506 acres of timberlands during the fourth quarter of 2012 for $1.5 million and realized a $1.3 million pre-tax gain.

In the fourth quarter of 2012, the Company recorded an income tax provision of $5.6 million on adjusted pre-tax earnings resulting in an effective tax rate of 33.4 percent. In the comparable quarter a year ago, the income tax provision totaled $4.9 million on adjusted earnings resulting in an effective tax rate of 25.8 percent. The effective tax rate in the fourth quarter of 2012 was adversely impacted by changes in the jurisdictions in which taxable earnings were generated and, to a lesser extent, a delay in passing tax legislation extending the research and development tax credit.

2012 Full Year Results

For the year ended December 31, 2012, adjusted earnings totaled $54.8 million, or $1.25 per diluted share, compared with $46.0 million, or $1.01 per diluted share, in 2011. On a GAAP basis, the Company reported net income of $59.4 million, or $1.36 per diluted share, compared with net income of $42.7 million, or $0.93 per diluted share, in 2011.

Highlights:

•	Specialty Papers’ operating profit improved 17 percent.

•	Advanced Airlaid Materials’ operating profit increased 34 percent.

•	Adjusted earnings per share increased 24 percent including the benefits from debt refinancings and share repurchases.

•	$77.3 million of free cash flow generated by improved earnings, effective working capital management and disciplined capital investments.

•	9.3 percent return on invested capital exceeded the Company’s weighted average cost of capital.

•	$250 million debt refinancing completed in October 2012 significantly reduced average borrowing rates.

The results of operations for both years include the impact of significant unusual items. The following table provides a reconciliation of net income on a GAAP basis to adjusted earnings:

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Glatfelter Reports Fourth Quarter 2012 Results	page 5

	For the year ended December 31
	2012		2011
In thousands, except per share	After tax income	Diluted EPS	After tax income	Diluted EPS
Net income	$59,379	$1.36	$42,694	$0.93
Early redemption of $200 million 7.125% bonds(1)	4,784	0.11
Conversion of Alternative fuel mixture/Cellulosic biofuel credits	(4,020)	(0.09)	—	—
Timberland sales and related costs(2)	(5,388)	(0.12)	(4,160)	(0.09)
Early redemption of $100 million 7.125% bonds(1)	—	—	6,065	0.13
Charge for workforce efficiencies(3)	—	—	652	0.01
Acquisition and integration related costs	—	—	792	0.02

Adjusted earnings	$54,755	$1.25	$46,043	$1.01

The sum of individual per share amounts set forth above may not agree to adjusted earnings per share due to rounding.

1.	Represents the after-tax costs related to debt refinancing in 2012 and the redemption of $100 million bonds in 2011 including debt redemption premium and the write-off of unamortized original issue discount and deferred debt issue costs.
2.	Represents after-tax gains on timberland sales, and the release of tax reserves on timberland sales, net of costs in 2011 to unwind a sale previously accounted for as an installment sale.
3.	Represents severance costs for the elimination of 60 positions at the Chillicothe, OH facility.

Balance Sheet and Other Information

Capital expenditures totaled $58.8 million in 2012, including $16.5 million for the Composite Fibers capacity expansion project. For 2013, capital expenditures are estimated to be $90 million to $100 million, including approximately $33.5 million of the $50 million investment to expand Composite Fibers’ capacity scheduled to be completed in the second quarter of 2013.

Cash and cash equivalents totaled $97.7 million as of December 31, 2012, and net debt was $152.3 million, compared with $188.7 million at the end of 2011. (Refer to the calculation of this measure provided in this release.)

Free cash flow was $77.3 million during 2012 compared with $58.0 million 2011. (Free cash flow is defined as cash provided by operations less capital expenditures and adjusted to exclude Composite Fibers’ capacity expansion project and the cash impact from alternative fuel mixture and cellulosic biofuel credits. Refer to the calculation of these measures provided in this release.)

In May 2012, the Company announced a two-year, $25 million share buyback program authorized by its Board of Directors. Through December 31, 2012, the Company repurchased 291,120 shares of common stock were repurchased under this program for approximately $4.5 million.

Outlook

For Specialty Papers, the Company expects shipping volumes and selling prices in the first quarter of 2013 to be in-line with the fourth quarter of 2012. Higher input costs and the absence of the fourth quarter favorable LIFO inventory valuation adjustment are expected to be offset by lower maintenance costs in the first quarter of 2013.

Composite Fibers’ shipping volumes are anticipated to be approximately 5 percent higher in the first quarter of 2013 compared to the fourth quarter of 2012 while selling prices and input costs are expected to be generally in line with the fourth quarter of 2012. The Company will be taking a paper machine down in late February to complete the previously announced upgrade. The machine is expected to be started up in May 2013. The downtime associated with the upgrade is expected to negatively impact operating profit by approximately $1 million to $2 million ($0.02 to $0.03 per diluted share) in each of the first and second quarters of 2013.

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Glatfelter Reports Fourth Quarter 2012 Results	page 6

Shipping volumes for the Advanced Airlaid Materials business unit in the first quarter of 2013 are expected to be approximately 5 percent higher than the fourth quarter of 2012. Average selling prices are expected to be slightly lower due to pricing provisions in certain customer contracts. Input costs are expected to be generally in line with the fourth quarter of 2012.

Corporate costs in the first quarter of 2013 are expected to be approximately $1 million lower than the fourth quarter of 2012. The Company expects pension expense in 2013 to increase to approximately $15.7 million compared with $11.6 million in 2012 primarily due to the impact of lower discount rates.

On January 2, 2013, the President signed legislation that retroactively extended the federal research and development tax credit for two years, from January 1, 2012 through December 31, 2013. As a result, the Company expects that its income tax provision for the first quarter of fiscal 2013 will include a tax benefit of $1.2 million which will reduce its effective tax rate to approximately 25 percent.

Conference Call

As previously announced, the Company will hold a conference call at 11:00 a.m. (Eastern) today to discuss its fourth-quarter results. The Company’s earnings release and an accompanying financial supplement, which includes significant financial information to be discussed on the conference call, will be available on Glatfelter’s Investor Relations website at the address indicated below. Information related to the conference call is as follows:

What:	Glatfelter’s 4th Quarter 2012 Earnings Release Conference Call

When:	Thursday, February 7, 2013, 11:00 a.m. Eastern Time

Number:	US dial 888.335.5539
International dial 973.582.2857

Conference ID:	87304324

Webcast:	http://www.glatfelter.com/about_us/investor_relations/default.aspx

Rebroadcast Dates:	February 7, 2013 12:00 through February 21, 2013 11:59 p.m.

Rebroadcast Number:	Within US dial 855.859.2056
International dial 404.537.3406

Conference ID:	87304324

Interested persons who wish to hear the live webcast should go to the website prior to the starting time to register, download and install any necessary audio software.

Caution Concerning Forward-Looking Statements

Any statements included in this press release which pertain to future financial and business matters are “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. The Company use words such as “anticipates”, “believes”, “expects”, “future”, “intends” and similar expressions to identify forward-looking statements. Any such statements are based on management’s current expectations and are subject to numerous risks, uncertainties and other unpredictable or uncontrollable factors that could cause future results to differ materially from those expressed in the forward-looking statements including, but not limited to: changes in industry, business, market, political and economic conditions in the U.S. and other countries in which it does business, demand for or pricing of its products, changes in tax legislation, governmental laws, regulations and policies, initiatives of regulatory authorities, technological changes and innovations, market growth rates, cost reduction initiatives, the cost, and

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Glatfelter Reports Fourth Quarter 2012 Results	page 7

successful design and construction, of the Composite Fibers capacity expansion project, the incurrence of unforeseen costs associated with the repair of equipment and clean-up due to the fire at the Scaer facility, our ability to supply this facility’s customers, and the coverage provided by insurance for this incident and other factors. In light of these risks, uncertainties and other factors, the forward-looking matters discussed in this press release may not occur and readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements speak only as of the date of this press release and Glatfelter undertakes no obligation, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. More information about these factors is contained in Glatfelter’s filings with the U.S. Securities and Exchange Commission, which are available at www.glatfelter.com.

About Glatfelter

Headquartered in York, PA, Glatfelter is a global manufacturer of specialty papers and fiber-based engineered materials, offering over a century of experience, technical expertise and world-class service. U.S. operations include facilities in Spring Grove, PA and Chillicothe and Fremont, OH. International operations include facilities in Canada, Germany, France, the United Kingdom and the Philippines, a representative office in China and a sales and distribution office in Russia. Glatfelter’s sales approximate $1.6 billion annually and its common stock is traded on the New York Stock Exchange under the ticker symbol GLT. Additional information may be found at www.glatfelter.com.

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Glatfelter Reports Fourth Quarter 2012 Results	page 8

P. H. Glatfelter Company and subsidiaries

Consolidated Statements of Income

(unaudited)

	Three months ended December 31				Year ended December 31
In thousands, except per share	2012		2011		2012		2011
Net sales	$391,389		$391,905		$1,577,788		$1,603,154
Energy and related sales, net	1,642		1,457		7,000		9,344

Total revenues	393,031		393,362		1,584,788		1,612,498
Costs of products sold	340,422		339,752		1,371,139		1,406,305

Gross profit	52,609		53,610		213,649		206,193

Selling, general and administrative expenses	32,130		30,351		121,590		124,871
Gains on dispositions of plant, equipment and timberlands, net	(1,344)		(48)		(9,815)		(3,950)

Operating income	21,823		23,307		101,874		85,272
Non-operating income (expense)
Interest expense	(6,114	)(1)	(12,417	)(2)	(18,694	)(1)	(31,794	)(2)
Interest income	128		175		460		666
Other – net	(4,994	)(3)	(2,894	)(4)	(4,699	)(3)	(3,299	)(4)

Total other income (expense)	(10,980)		(15,136)		(22,933)		(34,427)

Income before income taxes	10,843		8,171		78,941		50,845
Income tax provision (benefit)	3,873		(1,570)		19,562		8,151

Net income	$6,970		$9,741		$59,379		$42,694

Earnings per share
Basic	$0.16		$0.22		$1.39		$0.94
Diluted	0.16		0.22		1.36		0.93

Cash dividends declared per common share	$0.09		$0.09		$0.36		$0.36

Weighted average shares outstanding
Basic	42,960		43,491		42,851		45,228
Diluted	43,776		44,073		43,672		45,794

1.	Includes the write off of unamortized deferred debt issuance costs, aggregating $1.9 million, in connection with the refinancing of bonds.
2.	Includes the write-off of unamortized deferred debt issuance costs and the remaining balance of the original issue discount, aggregating $5.9 million, in connection with the early retirement of bonds.
3.	Includes a $5.1 million redemption premium and consent fee paid in connection with the refinancing of bonds.
4.	Includes a $3.6 million redemption premium paid in connection with the early retirement of bonds.

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Business Unit Financial Information

(unaudited)

Three months ended December 31
In millions	Specialty Papers		Composite Fibers		Advanced Airlaid Materials		Other and Unallocated		Total
	2012	2011	2012	2011	2012	2011	2012	2011	2012	2011
Net sales	$224.2	$212.5	$105.3	$119.6	$61.8	$59.8	—	—	$391.4	$391.9
Energy and related sales, net	1.6	1.5	—	—	—	—	—	—	1.6	1.5

Total revenue	225.9	214.0	105.3	119.6	61.8	59.8	—	—	393.0	393.4
Cost of products sold	194.3	183.2	89.1	100.6	54.4	53.4	2.6	2.5	340.4	339.8

Gross profit (loss)	31.6	30.8	16.2	19.0	7.4	6.4	(2.6)	(2.5)	52.6	53.6
SG&A	13.7	12.6	9.3	9.9	2.4	2.6	6.8	5.3	32.1	30.4
Gains on dispositions of plant, equipment and timberlands	—	—	—	—	—	—	(1.3)	—	(1.3)	—

Total operating income (loss)	17.9	18.2	6.9	9.1	5.0	3.8	(8.0)	(7.8)	21.8	23.3
Non-operating income (expense)	—	—	—	—	—	—	(11.0)	(15.1)	(11.0)	(15.1)

Income (loss) before income taxes	$17.9	$18.2	$6.9	$9.1	$5.0	$3.8	$(19.0)	$(22.9)	$10.8	$8.2

Supplementary Data
Net tons sold	202.1	189.5	21.1	23.4	22.4	21.1	—	—	245.6	234.0
Depreciation, depletion and amortization	$10.3	$9.3	$5.9	$6.1	$2.2	$2.1	—	—	$18.4	$17.5
Capital expenditures	4.1	11.3	8.5	6.3	1.1	2.2	0.1	—	13.7	19.8

Year ended December 31
In millions	Specialty Papers		Composite Fibers		Advanced Airlaid Materials		Other and Unallocated		Total
	2012	2011	2012	2011	2012	2011	2012	2011	2012	2011
Net sales	$894.8	$875.1	$436.7	$476.0	$246.3	$252.0	—	—	$1,577.8	$1,603.2
Energy and related sales, net	7.0	9.3	—	—	—	—	—	—	7.0	9.3

Total revenue	901.8	884.4	436.7	476	246.3	252.0	—	—	1,584.8	1,612.5
Cost of products sold	779.5	775.7	362.6	395.7	218.7	227.7	10.3	7.2	1,371.1	1,406.3

Gross profit (loss)	122.3	108.7	74.2	80.3	27.6	24.3	(10.4)	(7.2)	213.6	206.2
SG&A	55.0	51.4	38.1	39.5	9.6	10.9	18.9	23.0	121.6	124.9
Gains on dispositions of plant, equipment and timberlands	—	—	—	—	—	—	(9.8)	(4.0)	(9.8)	(4.0)

Total operating income (loss)	67.3	57.3	36.1	40.8	18.0	13.4	(19.5)	(26.2)	101.9	85.3
Non-operating income (expense)	—	—	—	—	—	—	(22.9)	(34.4)	(22.9)	(34.4)

Income (loss) before income taxes	$67.3	$57.3	$36.1	$40.8	$18.0	$13.4	$(42.4)	$(60.7)	$78.9	$50.8

Supplementary Data
Net tons sold	789.2	779.6	90.3	93.3	90.3	88.0	—	—	969.8	960.9
Depreciation, depletion and amortization	$37.4	$36.0	$23.5	$24.8	$8.7	$8.5	—	—	$69.5	$69.3
Capital expenditures	23.1	31.4	31.4	22.5	3.9	10.6	0.3	—	58.8	64.5

The sum of individual amounts set forth above may not agree to the consolidated financial statements included herein due to rounding.

Selected Financial Information

(unaudited)

	Year ended December 31
In thousands	2012	2011
Cash Flow Data
Cash provided (used) by:
Operating activities	$112,846	$140,307
Investing activities	(48,705)	(16,830)
Financing activities	(5,489)	(180,140)

Depreciation, depletion and amortization	69,500	69,313
Capital expenditures	58,752	64,491

	December 31
	2012	2011
Balance Sheet Data
Cash and cash equivalents	$97,679	$38,277
Total assets	1,242,985	1,136,925
Total debt	250,000	227,000
Shareholders’ equity	539,679	490,404

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

This press release includes a discussion of earnings before the effects of certain specifically identified items, which is referred to as adjusted earnings, a non-GAAP measure. The Company uses non-GAAP adjusted earnings to supplement the understanding of its consolidated financial statements presented in accordance with GAAP. Non-GAAP adjusted earnings is meant to present the financial performance of the Company’s core operations, which consists of the production and sale of specialty papers, composite fibers papers and airlaid non-woven materials. Management and the Company’s Board of Directors use non-GAAP adjusted earnings to evaluate the performance of the Company’s fundamental business in relation to prior periods. The performance of the Company’s operations is evaluated based upon numerous items such as tons sold, average selling prices, gross margins and overhead, among others. Gains on the sale of timberlands, acquisition and integration related costs, debt refinancing costs and restructuring charges are excluded from the Company’s calculation of non-GAAP adjusted earnings because management believes each of these items is unique and not part of the Company’s core business, and will only impact the Company’s financial results for a limited period of time. Gains from timberland sales are distinct from revenues generated from paper product sales. Unlike items such as cost of raw materials and overhead costs, acquisition and integration related costs, debt refinancing, and restructuring charges are unique items that do not represent direct costs incurred in the manufacture and sale of the Company’s products.

Unlike net income determined in accordance with GAAP, non-GAAP adjusted earnings does not reflect all charges and gains recorded by the Company for the applicable period and, therefore, does not present a complete picture of the Company’s results of operations for the respective period. However, non-GAAP adjusted earnings provides a measure of how the Company’s core operations are performing, which management believes is useful to investors because it allows comparison of such operations from period to period. Non-GAAP adjusted earnings should not be considered in isolation from, or as a substitute for, measures of financial performance prepared in accordance with GAAP.

Calculation of Free Cash Flow	Year ended December 31
In thousands	2012	2011
Cash from operations	$112,846	$140,307
Less: Capital expenditures	(58,752)	(64,491)
Add back: Composite Fibers capacity expansion	16,454	—
Exclude: Cellulosic biofuel/Alternative fuel mixture credits	6,728	(17,833)

Adjusted Free cash flow	$77,276	$57,983

Net Debt	December 31
In thousands	2012	2011
Short term debt	$—	$—
Long term debt	250,000	227,000

Total	250,000	227,000
Less: Cash	(97,679)	(38,277)

Net Debt	$152,321	$188,723